SPACEHAB, INCORPORATED (“SPAB”/NASDAQ)

COMPLETES EXCHANGE OFFER FOR $63,250,000

OF ITS 5.5% SENIOR CONVERTIBLE NOTES DUE 2010

Houston (November 17, 2005) – SPACEHAB, Incorporated (NASDAQ: SPAB) today announced the completion of its offer to exchange up to $63,250,000 in aggregate principal amount of its 5.5% Senior Convertible Notes due 2010 (“New Notes”) for all of its outstanding 8% Convertible Subordinated Notes due 2007 (“Old Notes”). The exchange offer expired at 5:00 p.m., New York City time, on November 16, 2005.

As of the expiration of the exchange offer, approximately $52,944,000 of Old Notes, representing approximately 83.7% of Old Notes had been tendered in exchange for an equal principal amount of New Notes. The exchange is expected to take place on November 22, 2005. Following the consummation of the exchange offer, approximately $10,306,000 of Old Notes will remain outstanding.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station re-supply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

(713) 558-5049

campbell@spacehab.com

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